Exhibit 99.1

News Release

Investor Contact: Katie Reinsmidt, Executive Vice President & Chief Investment Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

Media Contact:  Stacey Keating, Vice President– Corporate Communications, 423.490.8361, Stacey.Keating@cblproperties.com

CBL PROPERTIEs COMPLETES EXCHANGE OF 7% EXCHANGEABLE SECURED NOTES

CHATTANOOGA, Tenn. (February 1, 2022) – CBL Properties (“CBL & Associates Properties, Inc.,” “CBL” or the “Company”) (NYSE: CBL) today announced that its wholly-owned subsidiary, CBL & Associates Holdco II, LLC (the “Issuer”), had completed the exchange of all of the $150 million aggregate principal amount of the Issuer’s 7% Exchangeable Secured Notes due 2028 (the “Exchangeable Notes”).

Stephen D. Lebovitz, CBL’s chief executive officer commented, “We are pleased to reduce interest costs and convert debt to equity through this exchange within 90 days of our emergence. A key priority for CBL is to pursue additional opportunities to further strengthen our balance sheet throughout our capital structure.”

On December 1, 2021, the Company announced that the Issuer had exercised the Issuer’s optional exchange right (the “Issuer-Elected Exchange”) with respect to all of the Exchangeable Notes. The exchange date for the Issuer-Elected Exchange was January 28, 2022, and settlement of the Issuer-Elected Exchange occurred on February 1, 2022. Per the terms of the indenture governing the Exchangeable Notes, the Issuer elected to settle the Issuer-Elected Exchange in shares of common stock, par value $0.001, of the Company (“Common Stock”), plus cash in lieu of fractional shares. As a result, on February 1, 2022, the Company issued 10,982,795 shares of Common Stock to holders of the Exchangeable Notes in satisfaction of the principal, accrued interest and makewhole payment, and all of the Exchangeable Notes were cancelled in accordance with the terms of the indenture.

About CBL Properties

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market‑dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 99 properties totaling 63.0 million square feet across 24 states, including 61 high-quality enclosed malls, outlet and lifestyle retail centers as well as open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

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